Exhibit 10.48

Agreement on Issuance of PayPay Coupons

PayPay Corporation (“PPC”) and SoftBank Corp. (“SBC”) agree and enter into the following agreement (this “Agreement”) regarding matters such as the terms and conditions of cases in which SBC issues PayPay Coupons (as defined in Article 1, Item 4 of the PayPay Coupon Merchant Agreement; the same applies below) that are Individual Coupons as defined in Article 2, Paragraph 1 of this Agreement.

Article 1 Purpose

This Agreement provides for cooperation by both parties in campaigns using PayPay Coupons for the purpose of expanding the users of the settlement service provided by PPC that enables payment of Charges for Goods, Etc. as defined in Article 1, Item 10 of the PayPay Merchant Terms using Barcodes, etc. as defined in Item 12 thereof (the “PayPay Service”) and expanding the contracted users and reducing the termination of contracts of the telecommunication services provided by SBC.

Article 2 Summary of Basic Transactions for PayPay Coupons

1.

PPC shall provide to SBC a service enabling the creation and issuance of PayPay Coupons (PayPay Coupons that are issued under Individual Transactions as defined in the following Article are hereinafter referred to as “Individual Coupons”) in accordance with the details separately and individually agreed upon by the parties pursuant to this Agreement (the “Service”) to users with PayPay Service accounts who are contracted users of the mobile telecommunication services provided under the SoftBank or Ymobile brands, who are subscribers of the basic charge for mobile telecommunication services provided by SBC and of the eligible smartphones, and who satisfy the conditions determined upon separate consultation between the parties (“Eligible Users”).

2.	The eligible stores for Individual Coupons will be the merchant stores individually agreed upon by the parties as eligible stores for PayPay Coupons (“Eligible Stores”).

3.

If an Eligible User who has acquired an Individual Coupon settles a payment through a settlement method eligible for the application of the Individual Coupon (an “Eligible Settlement Method”) at an Eligible Store, PPC shall grant a PayPay Bonus (as defined in the PayPay Terms of Service; the same applies below) in accordance with the details of the Individual Coupon.

Article 3 Issuance of PayPay Coupons

1.

SBC shall agree with Eligible Stores regarding the details of Individual Coupons (such as the rate for granting PayPay Bonuses, the maximum amount to be granted, and the usable period of the Individual Coupons), the usage of logos or the like of the Eligible Stores, and other necessary matters (an “Individual Transaction”). If SBC creates and issues Individual Coupons, it shall comply with laws and ordinances, this Agreement, and other detailed regulations and the like established by PPC (the PayPay Coupon Operational Guidelines will also apply (or apply with the necessary changes) to the extent they do not conflict with this Agreement). Notwithstanding Chapter 2 (Posting Standards), Article 3, Item 10 of the PayPay Coupon Operational Guidelines, SBC shall not set a budget limit amount when creating Individual Coupons.

2.	PPC shall provide a service to SBC enabling the issuance of Individual Coupons to Eligible Users on the condition that all of the following conditions are satisfied:

(1)

there is no conflict with the restrictions on the usable period of the PayPay Coupons in cases such as when issuing two or more PayPay Coupons in accordance with the provisions of Chapter 2 (Posting Standards), Article 4 of the PayPay Coupon Operational Guidelines and the detailed regulations relating to that Article (however, section 3 of those detailed regulations will apply if the eligible products and services of the Individual Coupons to be issued do not overlap at all with the eligible products and services of Advance Use Coupons or Subsequent Use Coupons defined in those detailed regulations or the eligible products and services of campaigns implemented by PPC);

(2)

if an Eligible Store has separately issued PayPay Coupons, in regard to the relationship between those coupons and the Individual Coupons, there is no conflict with the restrictions on the usable period of the PayPay Coupons in cases such as when issuing two or more PayPay Coupons by applying, with the necessary changes, the provisions of Chapter 2 (Posting Standards), Article 4 of the PayPay Coupon Operational Guidelines and the detailed regulations relating to that Article (however, section 3 of those detailed regulations will apply with the necessary changes if the eligible products and services of the Individual Coupons to be issued do not overlap at all with the eligible products and services of the PayPay Coupons separately issued by the Eligible Store); and

(3)

SBC has obtained consent on behalf of PPC from the operators of the Eligible Stores in accordance with the attached form regarding the provision by PPC to SBC of purchase histories and other information provided for in the PayPay Merchant Terms relating to Eligible Stores in a state in which specific merchants can be identified, and SBC has submitted those forms to PPC.

3.

PPC shall examine the details of Individual Coupons to be issued by SBC, and if, as a result of the examination, the Individual Coupons are allowed to be issued, PPC will post the Individual Coupons in the PayPay app. SBC consents in advance that a certain amount of time is necessary for the examination and that Individual Coupons will not be immediately issued and posted, that the Individual Coupons may not be posted on the start date desired by SBC, and that as a result of the examination, it may not be possible to issue and post PayPay Coupons in the PayPay app. PPC makes no warranty to SBC that the Individual Coupons to be issued by SBC do not breach laws and ordinances, other various regulations, or the like.

4.	Even if Individual Coupons are issued to Eligible Users, PPC may choose not to grant PayPay Bonuses to Eligible Users or may cancel the granting of PayPay Bonuses in any of the following cases:

(1)	when part of the agreement between the Eligible Store and Eligible User in regard to which an Individual Coupon was used is rescinded, invalidated, or terminated;

(2)	when PPC determines that the Eligible User engaged in wrongful acts;

(3)	when the Eligible User suspends or cancels the PayPay account to be granted the PayPay Bonus before the PayPay Bonus is granted; or

(4)	other cases determined by PPC as cases in which PayPay Coupons will not be applied or PayPay Bonuses will not be granted.

Article 4 Matters To Be Implemented

1.	PPC shall implement the following matters in relation to the creation and issuance of Individual Coupons pursuant to Individual Transactions:

(1)	during the usable period of the Individual Coupons, registering the Eligible Stores on PPC’s systems in accordance with the instructions of SBC on each relevant occasion;

(2)	posting Individual Coupons in the PayPay app during the usable period of those coupons;

(3)

responding to inquiries regarding Individual Coupons (if there is an inquiry regarding the services of SBC or the products and services handled by an Eligible Store, PPC will direct the user to inquire with SBC or the Eligible Store); and

(4)

granting a PayPay Bonus in accordance with the details of the Individual Coupon when an Eligible User settles a payment using an Eligible Settlement Method at an Eligible Store (excluding cases in which a PayPay Bonus may not be granted to an Eligible User or where the granting of a PayPay Bonus may be canceled in accordance with the provisions of Article 3, Paragraph 4).

2.	SBC shall implement the following matters in relation to the creation and issuance of Individual Coupons pursuant to Individual Transactions:

(1)

cooperating in the issuance of Individual Coupons, such as requesting Eligible Stores to cooperate as necessary to issue Individual Coupons (including but not limited to cooperating in tests of systems and the like and providing information);

(2)

at least 12 business days before the first day of the usable period of Individual Coupons, notifying PPC in writing, by email, or by other method designated by PPC of the details of the Individual Coupons (such as the rate for granting PayPay Bonuses, the maximum amount to be granted, and the usable period of the Individual Coupons), the usage of logos or the like of the Eligible Stores, and other necessary matters;

(3)

obtaining consent on behalf of PPC from the operators of the Eligible Stores in accordance with the attached form regarding the provision by PPC to SBC of purchase histories and other information provided for in the PayPay Merchant Terms relating to Eligible Stores in a state in which specific merchants can be identified; not using the purchase histories and other information provided by PPC beyond the scope of the purpose of use stated in the attached form, and not providing those purchase histories and other information to third parties without the consent of the specific merchant;

(4)	informing Eligible Stores in advance of the following matters and obtaining consent from the Eligible Stores in regard thereto:

(i)

if the Eligible Store handles products or services for which acts such as discounting Charges for Goods, Etc. or providing economic value to purchasers of goods, etc. at the burden of PPC, SBC, or the Eligible Store are prohibited under laws and ordinances applicable to the Eligible Store, such as the Tobacco Business Act, the Eligible Store shall notify SBC;

(ii)

if the Eligible Store separately issues PayPay Coupons, the usable periods and other such details of the PayPay Coupons that the Eligible Store intends to issue may be subject to restrictions due to setting the Eligible Store as an Eligible Store for the Individual Coupons;

(iii)

in cases where SBC has issued Individual Coupons at the same time that the Eligible Store has separately issued PayPay Coupons, even if one PayPay settlement simultaneously satisfies the conditions for application of the Individual Coupons issued by SBC and the PayPay Coupons separately issued by the Eligible Store, only the coupon that will result in the largest PayPay Bonus amount being granted will be automatically applied, and multiple coupons will not be applied together;

(iv)

if SBC or the Eligible Store engages in advertising or promotion of Individual Coupons, the Eligible Store shall comply with laws and ordinances and Chapter 2 (Posting Standards), Article 5 of the PayPay Coupon Operational Guidelines in regard to that advertising or promotion; and

(v)	PPC and SBC may use the trade name, trademarks, product and service names, logos, and the like of the Eligible Store free of charge to the extent necessary in implementing this Agreement;

(5)

if there are stores that are not Eligible Stores but have the same name or brand as Eligible Stores, when requested by PPC, displaying signs stating that Individual Coupons will not be applied at the store at the entrance of the store or in a location easily visible to users from where payments are made, including cash registers, and announcing inside and outside of the store and on websites and the like that Individual Coupons cannot be used at such store;

(6)	responding to inquiries regarding Individual Coupons (if there is an inquiry regarding the PayPay Service or other services of PPC, SBC will direct the user to inquire with PPC);

(7)

providing materials for works that must be created by PPC in relation to Individual Coupons (limited to the extent of producing advertisements or the like in accordance with the instructions of SBC); and

(8)

in addition to the above, complying and causing the Eligible Stores to comply with the PayPay Coupon Operational Guidelines, the PayPay Coupon Merchant Agreement, and other terms and guidelines applicable to the issuance of Individual Coupons.

Article 5 Good Faith Obligations

1.	Each party bears an obligation to the other party to implement in good faith the matters to be implemented by the party provided for in the preceding Article.

2.

If any problem occurs in regard to the matters to be implemented by a party, the party implementing those matters shall handle and resolve that problem at its own responsibility and expense, and if the other party incurs any damage, the party shall compensate the other party for that damage. However, this will not apply in cases due to reasons attributable to the other party.

3.

Each party shall take measures to mitigate its damage subject to compensation under the preceding paragraph, and the other party will not bear any obligation to compensate for damage that expanded due to the party not taking such measures.

Article 6 Burden of Costs

1.

SBC shall bear usage fees for Individual Coupons in the amount calculated by multiplying the amount of Charges for Goods, Etc. of an agreement for which an Individual Coupon was used by 3%. That amount will be calculated with consumption tax included and will be rounded down to the nearest yen.

2.

SBC shall bear costs in the amount calculated by multiplying the PayPay Bonus granted by PPC to an Eligible User in accordance with the details of an Individual Coupon when the coupon is used (including cases in which the granting of the PayPay Bonus is temporarily withheld in order to determine whether the user is engaged in inappropriate use but is later granted after determining that the user is not engaged in inappropriate use) by 1 yen.

Article 7 Payment of Money

1.

PPC shall calculate the total amount to be borne by SBC for each month under the preceding Article on the last day of each month in which the usable period of the Individual Coupons falls (the “Calculation Date”) and shall report to SBC the amount to be borne by SBC by the second business day of the month following the month in which the Calculation Date falls.

2.	PPC shall send an invoice to SBC for the amount to be borne by SBC by the second business day of the second month following the month in which the Calculation Date falls.

3.

SBC shall pay to PPC the amount stated in the invoice under the preceding paragraph by lump-sum cash remittance to the bank account designated by PPC by the 15th day of the month following the month in which the invoice was received (if that day is a bank holiday, the preceding business day). Any remittance fees will be borne by SBC.

4.

PPC shall attach to invoices the explanatory materials that serve as evidence for the amounts to be borne by SBC and for the invoices in accordance with the matters separately agreed upon by PPC and SBC.

5.	Even if a change occurs in the amount to be borne by SBC stated in an invoice, PPC and SBC shall not make any adjustments for those changes.

Article 8 Responses to Complaints, Claims, etc.

1.

If SBC receives a complaint, claim, or the like from an Eligible Store or a store that it did not select as an Eligible Store in relation to Individual Coupons, SBC shall promptly notify PPC and shall respond to such complaint, claim, or the like at its own responsibility and expense.

2.

If SBC or an Eligible Store receives a complaint, claim, or the like from an Eligible User in relation to Individual Coupons, SBC shall promptly notify PPC and shall respond to such complaint, claim, or the like at its own responsibility and expense.

Article 9 Intellectual Property Rights

1.

Each party permits the other party to use its trade name, trademarks, product and service names, logos, and the like in advertising media such as pamphlets, fliers, other printed materials, or websites when performing obligations under this Agreement within the scope of achieving the purpose set out in Article 1. However, when a party engages in such usage, it shall notify the other party in advance and take measures such as necessary copyright notices.

2.

SBC represents and warrants to PPC that as of the time of agreement to an Individual Transaction, SBC has obtained consent from the Eligible Stores to PPC and SBC using free of charge the trade names, trademarks, product and service names, logos, and the like of the Eligible Stores to the extent necessary for implementing this Agreement.

Article 10 Exemption from Liability

1.

In any of the following cases, PPC may suspend all or part of the Service without advance notice to SBC and the Eligible Stores, and even if PPC or SBC is unable to perform all or part of this Agreement due to that suspension, that party will be released from its obligations under this Agreement to the extent it is unable to perform this Agreement and will assume no liability for damage incurred by the other party, the Eligible Stores, or third parties due to that nonperformance:

(1)	when performing maintenance or changing specifications relating to the Service regularly or on an emergency basis;

(2)

when it becomes difficult or impossible to provide the Service due to the occurrence, or likelihood of the occurrence, of a natural disaster, epidemic (including but not limited to infectious diseases such as COVID-19), war, civil unrest, riot, disturbance, labor dispute, electricity blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, or other event not attributable to PPC, SBC, or the Eligible Stores;

(3)

when PPC determines that temporary suspension is necessary for the operation of the Service due to the enactment, amendment, or abolition of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or other unavoidable reasons;

(4)

when PPC determines that it is difficult or impossible to provide the Service due to reasons such as malfunctions, unauthorized access by third parties, or infection by computer viruses of systems for the provision of the Service;

(5)	when PPC determines that it is difficult or impossible to provide the Service due to measures pursuant to laws, ordinances, and the like; and

(6)	when PPC otherwise determines that it is unavoidable.

2.

Notwithstanding the provisions of the preceding paragraph, even if PPC suspends all or part of the Service in accordance with the preceding paragraph, SBC will bear payment obligations for the issuance fees and the like for Individual Coupons separately agreed upon by the parties, and SBC consents in advance that if it has already paid those fees and the like to PPC, PPC will bear no obligation to return those fees and the like to SBC.

3.

Sales agreements and service provision agreements relating to eligible products and services between Eligible Stores and Eligible Users will be directly executed between Eligible Stores and Eligible Users, and the provision of goods, etc. will be entirely decided between the Eligible Store and the relevant Eligible User; all liability to the relevant Eligible User and other related third parties will be assumed by SBC or the Eligible Store.

Article 11 Subcontracting to Third Parties

1.	PPC may subcontract part of the matters to be implemented by PPC provided for in Article 4 to third parties at its own responsibility and expense.

2.

If subcontracting matters to be implemented by PPC, PPC shall impose on the subcontractor obligations equivalent to those imposed on PPC under this Agreement and shall warrant to the other party that the subcontractor will perform those obligations.

Article 12 Confidentiality Obligations

1.

During the term of this Agreement and for two years after the termination hereof, each party shall maintain as strictly confidential the content of this Agreement and the materials, data, and other information disclosed or provided by the other party in relation to this Agreement, regardless of whether in writing, orally, or by electronic or magnetic record or other medium, that the other party expressly indicated to be confidential upon disclosure (“Confidential Information”) and shall not disclose, provide, or divulge Confidential Information to a third party or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, if a party receives a legally enforceable disclosure request from a public institution, the party may disclose Confidential Information only in order to comply with that request, provided that prompt notice is given to the disclosing party.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information shall not include:

(1)	information that the receiving party already duly held when it was disclosed;

(2)	information independently created by the receiving party without reference to Confidential Information;

(3)	information that was public knowledge when it was disclosed;

(4)	information that became public knowledge after disclosure due to reasons not attributable to the receiving party; and

(5)	information duly disclosed by a third party with legitimate authority without being subject to confidentiality obligations.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a professional duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written consent of the other party under Paragraph 1 or pursuant to the preceding paragraph, that party must cause the third party to assume and comply with confidentiality obligations equivalent to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

Article 13 Exclusion of Antisocial Forces

1.

Either party may immediately suspend performance of its obligations under or terminate all or part of the agreements with the other party, including this Agreement, without assuming any liability and without prior notice or demand for cure, if any of the following entities is discovered to be an Antisocial Force (meaning an organized crime group, member of an organized crime group, person who ceased being an organized crime group member within the past five years, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces”) or to have contributed to an Antisocial Force:

(1)	the other party;

(2)

a special interested party of the other party (meaning (a) an officer of the other party; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company of the other party; or (e) an officer of (d));

(3)	a material employee of the other party;

(4)	a major shareholder or major trading partner of the other party; or

(5)	any other person who substantively controls the management of the other party.

2.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 14 Term

1.

The term of this Agreement is one year from the execution date hereof. However, if neither party objects at least one month before the expiration of the term, this Agreement will be renewed under the same terms and conditions for an additional year, and the same will apply thereafter.

2.	If there are any unperformed credits or debts as of the termination of this Agreement, this Agreement will apply to those credits or debts until their performance is complete.

Article 15 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	resolves to reduce its amount of capital or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes insolvent or suspends payments;

(6)	undergoes a change in major shareholder, management, or executive body, due to which the other party considers the continuation of this Agreement to be inappropriate; or

(7)	breaches any law or ordinance.

3.

If either party falls under Paragraph 1 of this Article or any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 16 Survival

Article 5 (Good Faith Obligations), Paragraphs 2 and 3, Article 8 (Responses to Complaints, Claims, etc.), Article 10 (Exemption from Liability), Article 13 (Exclusion of Antisocial Forces), Paragraph 2, Article 14 (Term), Paragraph 2, Article 15 (Termination for Cause; Acceleration), Paragraph 4, this Article (Survival), Article 17 (Consultation), Article 18 (Jurisdiction), and Article 19 (Governing Law) will remain effective after the termination of this Agreement. Article 12 (Confidentiality Obligations) will survive as provided for therein.

Article 17 Consultation

The parties shall consult in good faith to resolve any matter not provided for in this Agreement or doubt regarding the interpretation of this Agreement.

Article 18 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the court of first instance over disputes relating to this Agreement.

Article 19 Governing Law

The formation, effect, performance and interpretation of this Agreement are governed by the laws of Japan.

In witness whereof, this Agreement is prepared as an electronic or magnetic record, and after agreeing, each party shall affix its electronic signature hereto and shall retain an electronic or magnetic record hereof.

October 15, 2021

PPC:	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Corporation

Ichiro Nakayama, Representative Director

SBC:	1-7-1 Kaigan, Minato-ku, Tokyo

SoftBank Corp.

Jun Shinba, Representative Director & COO

Attachment

Consent Form for Third Party Provision of Purchase Histories and Other Information

To: PayPay Corporation

SoftBank Corp.

Address or location:

Name or company name:

Representative:

I/Our company hereby consent(s) to PayPay Corporation providing purchase histories and other information relating to the “Eligible Stores” stated below operated by me/our company in a state in which those stores can be identified to the “Receiving Company” stated below to be used by that company for the “Purpose of Use” stated below.

1. Eligible Stores

Eligible stores for PayPay Coupons issued by SoftBank Corp.

2. Receiving Company

SoftBank Corp.

3. Purpose of Use

To be used for payments of fees and the like by SoftBank Corp. to PayPay Corporation relating to the provision by PayPay Corporation to SoftBank Corp. of a service for creating and issuing PayPay Coupons

End